Exhibit 10.42.3

FORM NOTICE OF CASH-SETTLED STOCK APPRECIATION RIGHT GRANT

Participant	[ ]

Notice	You have been granted the following cash-settled stock appreciation right (the “SAR”) in accordance with the terms of the Arthur J. Gallagher [ ] Long-Term Incentive Plan (the “Plan”) and the Cash-Settled Stock Appreciation Right Agreement (the “Agreement”) attached hereto.

Type of Award	Free-Standing Cash-Settled Stock Appreciation Right

Grant Date	[ ]

Base Price per Share	[ ]

Number of Shares of Common Stock subject to the SAR	[ ]

Vesting Schedule	The exercise of your SAR is subject to the terms of the Plan and this Agreement. Beginning on each of the following dates, which shall be no earlier than three years from the Grant Date, you may exercise your SAR with respect to the corresponding percentage of the total number of Shares subject to the SAR in accordance with the schedule set forth below.

	Vesting Date	Vested Percentage

	Third anniversary of the Grant Date	60

	Fourth anniversary of the Grant Date	80

	Fifth anniversary of the Grant Date	100

However, in the event of your termination of employment, including your death or Disability, the exercisability of the SAR will be governed by Section 5 of the Agreement

Expiration Date	The SAR will expire seven years from the Grant Date, subject to earlier termination as set forth in the Plan and the attached Agreement.

FORM OF ARTHUR J. GALLAGHER & CO. [    ] LONG-TERM INCENTIVE

PLAN CASH-SETTLED STOCK APPRECIATION RIGHT AGREEMENT

This Cash-Settled Stock Appreciation Right Agreement (this “Agreement”), dated as of the Grant Date set forth in the Notice of Cash-Settled Stock Appreciation Right Grant attached hereto (the “Grant Notice”) is made between Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement.

WHEREAS, the Company desires to grant an award of stock appreciation rights to the Participant under and pursuant to the Company’s [    ] Long-Term Incentive Plan (the “Plan”);

WHEREAS, the Company desires to evidence the award of a stock appreciation right to the Participant and to have the Participant acknowledge the terms and conditions of the stock appreciation right by this Agreement; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its delegate, as applicable, has approved this stock appreciation right award.

NOW, THEREFORE, IT IS AGREED:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Benefit Services” means any employee benefit brokerage, consulting, or administration services, in the areas of group insurance, defined benefit and defined contribution pension plans, individual life, disability and capital accumulation products, and all other employee benefit areas.

(b) “Company” shall mean the Company and any corporation 50% or more of the stock of which is beneficially owned directly by the Company or indirectly through another corporation or corporations in which the Company is the beneficial owner of 50% or more of the stock.

(c) “Company Account” will be construed broadly to include all users of insurance services or benefit services including commercial and individual consumers, risk managers, carriers, agents and other insurance intermediaries; provided, that, if the Participant is employed by the Company in, or primarily performing work for the Company in LOUISIANA, Company Accounts are further limited to the users of insurance services or benefits services within those parishes and municipalities designated on Exhibit A attached hereto (which may be amended from time to time by the parties without need to otherwise amend or restate this Agreement).

(d) “Confidential Information” will be construed broadly to include confidential and proprietary data and trade secret information of the Company which is not known either to its competitors or within the industry generally and which has independent economic value to the Company, and is subject to reasonable efforts that are reasonable under the circumstances to maintain its secrecy, and which may include, but is not limited to: data relating to the Company’s unique marketing and servicing programs, procedures and techniques; investment, wealth management and retirement plan consulting, variable annuities, and fund investment business and related products and services; underwriting criteria for general programs; business, management and human resources/personnel strategies and practices; the criteria and formulae used by the Company in pricing its insurance and benefits products and claims management, loss control and information management services; the structure and pricing of special insurance packages negotiated with underwriters; highly sensitive information about the Company’s agreements and relationships with underwriters; sales data contained in various tools and resources (including, without limitation, Salesforce.com); lists of prospects; the identity, authority and responsibilities of key contacts at Company accounts and prospects; the composition and organization of Company accounts’ businesses; the peculiar risks inherent in the operations of Company accounts; highly sensitive details concerning the structure, conditions and extent of existing insurance coverages of Company accounts; policy expiration dates, premium amounts and commission rates relating to Company accounts; risk management service arrangements relating to Company accounts; loss histories relating to Company accounts; candidate and placement lists relating to Company accounts; the Company’s personnel and payroll data including details of salary, bonus, commission and other compensation arrangements; and other data showing the particularized insurance or consulting requirements and preferences of Company accounts.

(e) “Direct or indirect solicitation” means, with respect to a Company Account or Prospective Account, the following (which is not intended to be an exhaustive list of direct or indirect solicitation, but is meant to provide examples of certain reasonably anticipated scenarios): (i) The sending of an announcement by Participant or on Participant’s behalf to any Company Account or Prospective Account, the purpose of which is to communicate that Participant has either formed his own business enterprise or joined an existing business enterprise that will offer products or services in any way competitive with the Company; initiating a communication or contact by Participant or on Participant’s behalf with any Company Account or Prospective Account for the purpose of notifying such Company Account or Prospective Account that Participant has either formed his own business enterprise or joined an existing business enterprise that will offer products or services in any way competitive with the Company; (iii) communication or contact by Participant or on Participant’s behalf with any Company Account or Prospective Account if the communication in any way relates to insurance or benefits services; provided, however, nothing herein is intended to limit communications or contacts that are unrelated to insurance and/or benefits services; or (iv) the facilitation by Participant, directly or indirectly, of any Company Account’s execution of a broker of record letter replacing the Company as its broker of record.

(f) “Disability” shall have the meaning given to the term “Long-Term Disability” under the Arthur J. Gallagher & Co. Long-Term Disability Insurance Plan, or such successor long-term disability plan under which the Participant is covered at the time of determination.

(g) “For Cause Termination” shall mean a termination of employment based upon the good faith determination of the Company that one or more of the following events has occurred: (i) the Participant has committed a dishonest or fraudulent act to the material detriment of the Company; (ii) the Participant has been convicted (or pleaded guilty or nolo contendere) for a crime involving moral turpitude or for any felony; (iii) material and persistent insubordination on the part of the Participant; (iv) the loss by the Participant, for any reason, of any license or professional registration without the Company’s written consent; (v) the diversion by the Participant of any business or business opportunity of the Company for the benefit of any party other than the Company; (vi) material violation of the Company’s Code of Business Conduct and Ethics by the Participant; or (vii) the Participant has engaged in illegal conduct, embezzlement or fraud with respect to the assets, business or affairs of the Company.

(h) “Insurance Services” means any renewal, discontinuance or replacement of any insurance or reinsurance by, or handling self-insurance programs, insurance claims or other insurance administrative functions.

(i) “Prospective Account” means any entity (other than a then-current Company Account but including former Company Accounts) with respect to whom, at any time during the one year period preceding the termination of Participant’s employment with the Company, Participant: (i) submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company, (ii) had material contact or acquired Confidential Information as a result of or in connection with Participant’s employment with the Company, or (iii) incurred travel and/or entertainment expenses which were reimbursed by the Company to Participant.

2. Grant of the SAR. Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant, the right to receive from the Company a cash payment equal to the excess, if any, of the Fair Market Value (as defined in the Plan) of a share of Common Stock of the Company (each, a “Share”) on the date of exercise over the Base Price per Share (such difference, the “Spread”) multiplied by the number of Shares subject to the SAR with respect to which the SAR shall have been exercised.

3. Exercisability of the SAR. The SAR shall become exercisable in accordance with the Vesting Schedule and other terms set forth in the Grant Notice. The SAR shall terminate on the seventh anniversary of the Grant Date stated in the Grant Notice (the “Expiration Date”), subject to earlier termination as set forth in the Plan and this Agreement.

4. Method of Exercise of the SAR. The Participant may exercise the SAR, to the extent then vested and exercisable, by delivering an electronic notice to the Company’s stock plan administrator in a form satisfactory to the Committee and in accordance with the procedures established by the Company and the stock plan administrator, specifying the number of Shares with respect to which the SAR is being exercised. The SAR may be exercised at any time as to all or any of the Shares then purchasable hereunder; provided, however, that the SAR may be exercised only with respect to whole Shares. The Participant hereby acknowledges that his or her ability to exercise the SAR may be restricted by the Company’s Insider Trading Policy.

5. Termination. Except as provided below, the SAR shall terminate and be forfeited upon termination of the Participant’s employment. Notwithstanding anything contained in this Agreement, the SAR shall not be exercised after the Expiration Date.

(a) Death or Disability. If the Participant’s employment with the Company is terminated due to death or Disability and, to the extent Section 20 is applicable, the Participant has neither engaged in nor expressed an intention to engage in any of the activities described in Section 20(a), then the SAR shall thereafter be immediately exercisable for all or any portion of the full number of Shares subject to the SAR until the Expiration Date.

(b) For Cause Termination. If the Participant undergoes a For Cause Termination by the Company, then the SAR shall immediately terminate and no portion of the SAR shall be exercisable as of the date of such termination, regardless of whether or not all of any portion was vested and exercisable prior to date of such termination.

(c) Other Terminations. Upon termination of the Participant’s employment by the Company or by the Participant other than under the circumstances described in Sections 5(a) or 5(b), the SAR, to the extent vested and exercisable as of the date of such termination, shall thereafter be exercisable for a period of 30 days from the date of such termination, and any portion of the SAR that was not exercisable as of the date of such termination shall be immediately forfeited.

6. Recapitalization. In the event that the outstanding Common Stock of the Company is changed by reason of a stock dividend, stock split, recapitalization, merger, consolidation, or a combination or exchange of shares, the number of Shares subject to the SAR shall be adjusted in compliance with Section 6.7 of the Plan so that the Participant shall receive upon exercise of the SAR in whole or in part thereafter the amount of cash payment that the Participant would have been entitled to receive had he or she exercised the SAR immediately prior to the record date for such event. In the event of such an adjustment, the Base Price per Share shall be adjusted accordingly.

7. Compliance with Laws and Regulations. The Company shall not be obligated to make any payments pursuant to this Agreement unless the Shares are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and, as applicable, local laws. Notwithstanding the foregoing, the Company is under no obligation to register any Shares to be issued under this Agreement pursuant to federal or state securities laws.

8. Administration. By accepting any benefit under this Agreement, the Participant and any person claiming under or through the Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Agreement and any action taken under the Plan by the Committee or the Company, in any case in accordance with the terms and conditions of the Plan. Unless defined herein, capitalized terms are used herein as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. All determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on the Participant and on his legal representatives and beneficiaries.

9. Tax Withholding. At the time of receipt of a cash payment upon the exercise of all or any portion of the SAR, the Participant shall pay to the Company in cash, or make other arrangements, in accordance with Section 6.5 of the Plan, for the satisfaction of, any taxes of any kind and social security payments due or potentially payable or required to be withheld with respect to such cash payment. Regardless of any action the Company takes with respect to any or all tax withholding (including social insurance contribution obligations, if any), the Participant acknowledges that the ultimate liability for all such taxes is and remains the Participant’s responsibility (or that of the Participant’s beneficiary), and that the Company does not: (a) make any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of the SAR, including the grant or vesting thereof; or (b) commit to structure the terms of the SAR or any aspect of the SAR to reduce or eliminate the Participant’s (or his or her beneficiary’s) liability for such tax.

10. Non-Transferability. The SAR shall not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable, during the lifetime of the Participant, only by him or her; provided, however, that the Committee may, in its discretion, permit the SAR to be transferred subject to such conditions and limitations as the Committee may impose.

11. No Right to Continued Employment. The Company is not obligated by or as a result of the Plan or this Agreement to continue the Participant’s employment, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company to terminate the employment of the Participant at any time.

12. No Rights as a Stockholder. Neither the Participant nor any other person shall have any rights to dividends or other rights as a stockholder under this Agreement.

13. Consent to Transfer Personal Data. By accepting the SAR, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Participant’s ability to participate in the Plan. The Company, holds certain personal information about the Participant, that may include his or her name, home address and telephone number, date of birth, social security number or other Participant identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in the Company, or details of all stock options, restricted stock awards or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). The Company will transfer Data amongst itself as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company may further transfer Data to any third parties assisting Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. The Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan to, and/or the subsequent holding of shares of stock on the Participant’s behalf by, a broker or other third party with whom the Participant may elect to deposit any shares of stock acquired pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; provided, however, that withdrawing consent may affect the Participant’s ability to participate in the Plan.

14. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

15. Other Plans. The Participant acknowledges that any income derived from the exercise of the SAR shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company.

16. Counterpart Execution. This Agreement has been executed in two counterparts, each of which shall be deemed an original and both of which constitute one and the same document.

17. Section 409A. The SAR is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder (“Section 409A”). The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Agreement is subject to Section 409A and that it has failed to comply with the requirements of Section 409A, the Company may, in its sole discretion, and without the Participant’s consent, amend this Agreement to cause it to comply with or be exempt from Section 409A.

18. Beneficiary. The Participant may designate a beneficiary to have the right to exercise the SAR until the Expiration Date under the circumstances described in, and in accordance with, Section 6.12 of the Plan.

19. Governing Law. This Agreement shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

20.	Restrictive Covenant; Clawback.

(a)(i) If, at any time within (A) the seven-year term of this grant; (B) two years after the termination of employment; or (C) two years after the Participant exercises any portion of this grant, whichever is the latest, the Participant, in the determination of the management of the Company, engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to:

(1) conduct related to his or her employment for which either criminal or civil penalties against him or her may be sought;

(2) violation of Company policies, including, without limitation, the Company’s Insider Trading Policy;

(3) directly or indirectly, soliciting, placing, accepting, aiding, counseling or providing consulting for any Insurance Services for any existing Company Account or any actively solicited Prospective Account of the Company for which he or she performed any of the foregoing functions during the two-year period immediately preceding such termination; or providing Benefit Services the Company is involved with, for any existing Company Account or any Prospective Account of the Company for which the Participant performed any of the foregoing functions during the two-year period immediately preceding such termination; provided, that this subsection does not apply to any Participant employed by Company in, or primarily performing work for the Company in, California, Georgia or Oklahoma;

(4) for a Participant employed by the Company in, or primarily performing work for Company in, GEORGIA or OKLAHOMA: directly or indirectly, soliciting, for the purpose of providing Insurance Services or Benefit Services for any existing Company Account or any Prospective Account of the Company for which the Participant performed any of the foregoing functions during the two-year period immediately preceding such termination;

(5) for a Participant employed by the Company in, or primarily performing work for Company in, CALIFORNIA: revealing, making judgments upon, or otherwise using, disclosing or divulging any Confidential Information or trade secrets of the Company or otherwise violating any provision of this Agreement;

(6) recruiting, luring, enticing, employing or offering to employ any current or former employee of the Company or engaging in any conduct designed to sever the employment relationship between the Company and any of its employees;

(7) disclosing or misusing any trade secret, Confidential Information or other non-public confidential or proprietary material concerning the Company; or

(8) participating in a hostile takeover attempt of the Company;

then this SAR and all other grants of stock appreciation rights held by the Participant shall terminate effective as of the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, and any gain realized by the Participant from the exercise of all or a portion of this or any grant of stock appreciation rights shall be repaid by the Participant to the Company. Such gain shall be calculated based on the Spread multiplied by the number of Shares subject to the SAR exercised on such date, plus interest measured from the first date the Participant engaged in any of the prohibited activities set forth above at the highest rate allowable under Delaware law.

(ii) The SAR and all other grants of stock appreciation rights held by the Participant shall also be subject to recovery by the Company under its compensation recovery policy, as amended from to time.

(iii) The Participant acknowledges that Participant’s engaging in activities and behavior in violation of Section 20(a)(i) above will result in a loss to the Company which cannot reasonably or adequately be compensated in damages in an action at law, that a breach of this Agreement will result in irreparable and continuing harm to the Company and that therefore, in addition to and cumulative with any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by the Participant. The Participant acknowledges and agrees that the requirement in Section 20(a)(i) above that Participant disgorge and pay over to the Company any gain realized by the Participant is not a provision for liquidated damages. The Participant agrees to pay any and all costs and expenses, including reasonable attorneys’ fees, incurred by the Company in enforcing any breach of any covenant in this Agreement.

(b) By accepting this grant, the Participant consents to deductions from any amounts the Company owes the Participant from time to time (including amounts owed as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to the Participant by the Company) to the extent of the amounts the Participant owes the Company under Section 20(a) above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount owed, calculated as set forth above, the Participant agrees to pay immediately the unpaid balance to the Company.

21. Waiver. By accepting the grant of the SAR or exercising it, the Participant waives any right to compensation or damages in consequence of the termination of his or her office or employment with the Company or any Subsidiary for any reason (and whether or not such termination is lawful) insofar as those rights arise or may arise, from his or her ceasing to have rights under or be entitled to exercise any SAR under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlement.

22. Change in Control. Upon the occurrence of a Change in Control, as defined in the Plan, this Agreement and the SAR granted hereunder shall be governed by Section 6.8 of the Plan.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ARTHUR J. GALLAGHER & CO.

By:

PARTICIPANT

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